Exhibit 99.1

NeoGenomics Appoints Lynn Tetrault Interim CEO

Ft. Myers, Florida – May 16, 2022 - NeoGenomics, Inc. (NASDAQ: NEO) (the “Company”), a leading provider of cancer-focused genetic testing services and global oncology contract research services, announced the appointment of Lynn Tetrault, Esq., the current Executive Chair and Principal Executive Officer, as Chair of the Board and Interim CEO as of May 12, 2022.
Ms. Tetrault has been serving as Executive Chair since March when the Company's CEO agreed to step down. Ms. Tetrault was overseeing the Interim Office of the CEO to provide seamless leadership continuity and operational management of the Company while the Board conducts a search for the Company's permanent CEO.
"Lynn's leadership has been exceptional during this difficult period, and we have complete confidence in her as Interim CEO of the Company until we find the ideal candidate for the job. With Lynn serving as Interim CEO, we can streamline the management structure as we continue to execute our operational plans and create long-term value for all our shareholders. The external search for a new CEO is advancing well and is on track with our expectations," stated Michael Kelly, Lead Independent Director.
Ms. Tetrault, who has been a Board Member since June 2015, served as Lead Independent Director from 2020 to 2021 and was appointed Non-Executive Chair in October 2021. Previously, Ms. Tetrault served in a variety of executive roles at AstraZeneca PLC from 1993 to 2014 including Executive Vice President of Human Resources and Corporate Affairs from 2007 to 2014. Ms. Tetrault also serves as a Non-Executive Director of Rhythm Pharmaceuticals. Ms. Tetrault has an undergraduate degree from Princeton University and a J.D. from the University of Virginia Law School.
The Company also announced that Chief Strategy and Corporate Development Officer, Douglas Brown will be leaving the Company on May 27th to pursue other interests. Chief Financial Officer, William Bonello, and Chief Culture Officer, Jennifer Balliet, will continue to serve in their current roles.
"We're privileged to have a deep and experienced team at NeoGenomics. Over the past several months I have been able to work more closely with the team and I am impressed with their capability, commitment and the strong culture at the Company," said Lynn Tetrault, Chair of the Board and Interim CEO of NeoGenomics "Our management team has worked tirelessly in this early transition phase and I cannot thank them enough for their efforts. I'm excited to continue working with Bill, Jennifer and the entire management team as we continue to execute on our near-term operational plans. I would also like to thank Doug for his contributions to the Company and wish him the best in the future."
About NeoGenomics, Inc.
NeoGenomics, Inc. specializes in cancer genetics testing and information services, providing one of the most comprehensive oncology-focused testing menus in the world for physicians to help them diagnose and treat cancer. The Company's Pharma Services Division serves pharmaceutical clients in clinical trials and drug development.

NeoGenomics is committed to connecting patients with life altering therapies and trials. We believe that, together, with our partners, we can help patients with cancer today and the next person diagnosed tomorrow. In carrying out these commitments, NeoGenomics adheres to all relevant data protection laws, provides transparency and choice to patients regarding the handling and use of their data through our Notice of Privacy Practices, and has invested in leading technologies to ensure the data we maintain is secured at all times.
Headquartered in Fort Myers, FL, NeoGenomics operates CAP accredited and CLIA certified laboratories in Fort Myers and Tampa, Florida; Aliso Viejo, Carlsbad and San Diego, California; Research Triangle Park, North Carolina; Houston, Texas; Atlanta, Georgia; Nashville, Tennessee; and Phoenix, Arizona; and CAP accredited laboratories in Cambridge, United Kingdom; Rolle, Switzerland; and Singapore. NeoGenomics serves the needs of pathologists, oncologists, academic centers, hospital systems, pharmaceutical firms, integrated service delivery networks, and managed care organizations throughout the United States, and pharmaceutical firms in Europe and Asia. We routinely post information that may be important to our investors on our website at www.neogenomics.com.
Forward Looking Statements
This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” expect,” plan,” “could,” “would,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project, “guidance,” “plan,” “potential” and other words of similar meaning, although not all forward-looking statements include these words. These forward-looking statements address various matters, including statements regarding improving operational efficiency, returning to profitable growth and its ongoing executive recruitment process. Each forward-looking statement contained in this press release is subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. Applicable risks and uncertainties include, among others, the Company’s ability to identify and implement appropriate financial and operational initiatives to improve performance, to identify and recruit executive candidates, to continue gaining new customers, respond to the effects of the COVID-19 outbreak, offer new types of tests, integrate its acquisitions and otherwise implement its business plan, and the risks identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 25, 2022 as well as other information previously filed with the SEC.
We caution investors not to place undue reliance on the forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document (unless another date is indicated), and we undertake no obligation to update or revise any of these statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

For further information, please contact:

Charlie Eidson
Director, Investor Relations and Corporate Development
T: 239.768.0600 x2726
M: 952.221.8816
charlie.eidson@neogenomics.com